UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2020

Altimmune, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-32587	20-2726770
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road Suite 201S Gaithersburg, Maryland		20878
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (240) 654-1450

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 13, 2020, Altimmune, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Jefferies LLC, Evercore Group L.L.C. and Piper Sandler & Co., as representatives of the underwriters named therein (collectively, the “Underwriters”), relating to the offer and sale of (i) 3,369,564 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $23.00 per share, and (ii) pre-funded warrants of the Company to purchase 1,630,436 shares of Common Stock at an exercise price equal to $0.0001 per share (the “Pre-Funded Warrants”), at a price to the public of $22.9999 per share of Common Stock underlying the Pre-Funded Warrants (equal to the public offering price per share of Common Stock, minus the exercise price of each Pre-Funded Warrant) (the “Offering”). In addition, the Company has granted to the Underwriters an option to purchase up to an additional 750,000 shares of Common Stock (the “Option”). On July 14, 2020, the Underwriters exercised the Option in full. The gross proceeds to the Company from the Offering, including the proceeds from the Underwriters’ exercise of the Option, are expected to be approximately $132.2 million.

The Pre-Funded Warrants are exercisable at any time, provided that each Pre-Funded Warrant holder will be prohibited from exercising such Pre-Funded Warrants into shares of Common Stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of Common Stock then issued and outstanding, which percentage may change at the holders’ election to any other number less than or equal to 19.99% upon 61 days’ notice to the Company.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-230723) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on April 4, 2019 and declared effective on April 12, 2019, including the prospectus dated April 12, 2019, as supplemented by a prospectus supplement dated July 13, 2020.

In the Underwriting Agreement, the Company makes customary representations, warranties and covenants and also agrees to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make because of such liabilities.

The foregoing description of the terms of each of the Underwriting Agreement and Pre-Funded Warrants does not purport to be complete and is each qualified in its entirety by reference to the Underwriting Agreement and Form of Pre-Funded Warrant, respectively, which are attached as Exhibit 1.1 and Exhibit 4.1 hereto, respectively, and incorporated by reference herein.

A copy of the legal opinion of Goodwin Procter LLP, relating to the validity of the securities issued in the Offering, is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 2.02 Results of Operations

In connection with the Offering, on July 13, 2020, the Company filed a preliminary prospectus supplement to the base prospectus included in the Registration Statement. In the preliminary prospectus supplement, the Company announced that its cash and cash equivalents is expected to be approximately $80.0 million as of June 30, 2020. This financial data as of June 30, 2020 is preliminary and is based on information available to the Company’s management as of the date of this Current Report on Form 8-K and is subject to completion by management of the Company’s financial statements as of and for the quarter ended June 30, 2020. Complete quarterly results will be announced during the Company’s quarterly financial results earnings conference call and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

The information set forth in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On July 13, 2020, the Company issued press releases announcing the launch and pricing of the Offering. On July 16, 2020, the Company issued press releases announcing the closing of the Offering. Copies of these press releases are attached hereto as Exhibits 99.1, 99.2 and 99.3 respectively, and are each incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of July 13, 2020, among Altimmune, Inc. and Jefferies LLC, Evercore Group L.L.C. and Piper Sandler & Co., as representatives of the underwriters named therein

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release of Altimmune, Inc., dated July 13, 2020 (announcing the launch of the Offering)

99.2	Press Release of Altimmune, Inc., dated July 13, 2020 (announcing the pricing of the Offering)

99.3	Press Release of Altimmune, Inc., dated July 16, 2020 (announcing the closing of the Offering)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIMMUNE, INC.

Date: July 16, 2020	By:	/s/ William Brown
William Brown
Chief Financial Officer